UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                      Colony Resorts LVH Acquisitions, LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            Class A Membership Units
                            ------------------------
                         (Title of Class of Securities)

                                 Not Applicable
                                 --------------
                                 (CUSIP Number)


                                  May 14, 2004
                                  ------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)
            [ ]   Rule 13d-1(c)
            [X]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                            --------------------------
CUSIP No. Not Applicable              13G             Page  2  of  12  Pages
          ----------------                                 ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON

       Colony Resorts LVH Holdings, LLC
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                73-1703102
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                      5 SOLE VOTING POWER

                        1000
                   -------------------------------------------------------------
    NUMBER OF         6 SHARED VOTING POWER
      SHARES
   BENEFICIALLY         0
     OWNED BY      -------------------------------------------------------------
       EACH           7 SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            100%
       WITH        -------------------------------------------------------------
                      8 SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1000
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [  ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       100%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       HC
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No. Not Applicable              13G             Page  3  of  12  Pages
          ----------------                                 ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas J. Barrack, Jr.
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                       5 SOLE VOTING POWER

                         1000
                     -----------------------------------------------------------
     NUMBER OF         6 SHARED VOTING POWER
       SHARES
    BENEFICIALLY         0
      OWNED BY       -----------------------------------------------------------
        EACH           7 SOLE DISPOSITIVE POWER
     REPORTING
       PERSON            100%
        WITH         -----------------------------------------------------------
                       8 SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1000
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [  ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       100%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)               Name of Issuer:
                        --------------

                        Colony Resorts LVH Acquisitions, LLC (the "Issuer")

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        1999 Avenue of the Stars
                        Suite 1200
                        Los Angeles, CA 90067

Items 2(a)              Name of Person Filing:
                        ---------------------

                        (i) Colony Resorts LVH Holdings, LLC ("Holdings")

                        (ii) Thomas J. Barrack, Jr. ("Barrack")

Item 2(b)               Address of Principal Business Office:
                        ------------------------------------

                        1999 Avenue of the Stars
                        Suite 1200
                        Los Angeles, CA 90067

Item 2(c)               Citizenship:
                        -----------

                        (i) Holdings  Delaware

                        (ii) Barrack  United States

Item 2(d)               Title of Class of Securities:
                        ----------------------------

                        Class A Membership Units

Item 2(e)               CUSIP Number:
                        ------------

                        Not Applicable

Item 3                  Type of Reporting Person
                        ------------------------

                        Not Applicable

Item 4(a)               Amount Beneficially Owned:
                        -------------------------

                        (i) Amount beneficially owned: 1000 Class A Membership Units as of May 14, 2004

                        (ii) Barrack is the Manager of Holdings and thereby may be deemed to have beneficial ownership of such Class A Membership Units


                               Page 5 of 12 pages
                        of record by Holdings. Barrack has disclaimed beneficial ownership of such Units.

Item 4(b)               Percent of Class:
                        ----------------

                        100%

Item 4(c)               Number of shares as to which such person has:
                        --------------------------------------------

                        (i)     Sole power to vote or to direct the vote: 1,000

                        (ii)    Shared power to vote or to direct the vote:  0

                        (iii) Sole power to dispose or to direct the disposition of: 1,000

                        (iv) Shared power to dispose or to direct the disposition of: 0

Item 5                  Ownership of Five Percent or Less of a Class:
                        --------------------------------------------

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6                  Ownership of More than Five Percent on Behalf of Another
                        --------------------------------------------------------
                        Person:
                        ------

                        Not Applicable

Item 7                  Identification and Classification of the
                        ----------------------------------------
                        Subsidiary Which Acquired the Security Being
                        --------------------------------------------
                        Reported on By the Parent Holding Company:
                        -----------------------------------------

                        Not Applicable

Item 8                  Identification and Classification of Members
                        --------------------------------------------
                        of the Group:
                        ------------

                        See Exhibit 1 attached hereto


                               Page 6 of 12 pages

Item 9                  Notice of Dissolution of Group:
                        ------------------------------

                        Not Applicable

Item 10                 Certification:
                        -------------

                        Not Applicable


                               Page 7 of 12 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 14, 2004

Colony Resorts LVH Holdings, LLC


/s/ Thomas J. Barrack, Jr.
--------------------------
Name:   Thomas J. Barrack, Jr.
Title:  Manager


                               Page 8 of 12 pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  May 14, 2004

/s/ Thomas J. Barrack, Jr.
--------------------------
Thomas J. Barrack, Jr.

                                  Exhibit Index
                                  -------------


Exhibit 1                     Schedule of Group Members

Exhibit 2                     Joint Filing Agreement, dated May 1, 2004